CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

April 1, 1997

Trans Energy, Inc.
St. Marys, West Virginia

As independent public accountants, we hereby consent to the use of our audit report dated November 27, 1996 (and to all references to our Firm) included in or made a part of the Form S-8 registration statement of Trans Energy, Inc.

(Signature)
Jones, Jensen & Company
Certified Public Accountants